UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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HCA INC.

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THE FOLLOWING IS A SCRIPT OF A CONFERENCE CALL HELD WITH DIVISION PRESIDENTS
IN CONNECTION WITH THE MERGER
CONFERENCE CALL WITH DIVISION PRESIDENTS
Thursday, July 27, 2006
     Jack
•	Good morning (afternoon) everyone. I want to thank you for your patience, and I apologize for not having been able to speak with each of you earlier.

•	I hope Richard’s comments helped put things in perspective for you, because we thought it was important for you to have the benefit of that perspective.

•	Now I am going to answer some of the questions that have been forwarded to me, but before I do that, let me underscore a couple of points that Richard made:

•	First, I want you to realize that the equity sponsors who are part of this buyer group are investing in our company based on their confidence in this management team and in our

•	operating model. And you are a big part of that. This group was very complimentary of you, and how you have run this company in a very difficult environment. They understand, as we do, that your contributions are a primary reason for why we are here.
•	I think all of you know how much Tommy Frist values this company. He will be a large investor and play an important role going forward in this company’s future. He is very comfortable with the three private equity investors. Also let me assure you, Richard and I are very comfortable that the remaining members of the buyer group have a great deal of respect for this organization.

•	In fact, the first time we ever met with them, I put a copy of the annual report in front of them and showed them the picture of the Tulane nurse carrying a baby off the helicopter during the Katrina evacuation, and I said, “This is how this company does business, and that culture has to be maintained.”

•	So I promise you, we are very comfortable that they understand the culture of this company, and that they support it.

•	I also want you to understand the role our board has played and is playing in this process.

•	The special committee appointed by our board of directors is working to ensure this entire process is fair and in the best interests of shareholders. At the same time, the board was very clear that the culture of this organization should be respected. All in all, I think we have a lot to be grateful for, and a lot to be proud of, in the individuals associated with this organization, and that includes each of you.

•	Now, let me address some of your questions.

1.	Will capital be reduced significantly in the future?
•	Our plan over the next five years calls for capital investment comparable to the previous five years. Capital assessments will still be made through the groups and divisions.

2.	What will happen to the HCA retirement program?
•	If the transaction is completed, the HCA stock fund will no longer be an option in the 401(k) plan.

•	Since the HCA retirement plan does not have any HCA stock, the merger should have no direct impact on that plan.
3.	What will happen to restricted stock and stock options?
•	If HCA becomes a private company, its stock will no longer trade on the New York Stock Exchange; however, equity incentives will play an important part of management compensation going forward. The details of these equity incentives will be conveyed to you individually at an appropriate time in the future.

•	For those holdings that currently exist, we will provide employees with information about how those shares and options will be handled. You may contact HR if you want more information about your holdings.

4.	How will this change affect the company’s PAS and supply chain strategies?
•	Those strategies are part of the reason this company was attractive to this buyer group, and those strategies will continue in the future.
5.	Will HCA’s operating model change?
•	We don’t see our hospital operating model being any different as a private company than we would if we were to go forward as a public company.
6.	Will the company be split apart in the future?
•	Again, this buyer group is investing in our management team and our operating model. The merger agreement does not call for any spins or asset sales.

•	Thank you for your time, and for all you do.
Important Additional Information Regarding the Merger will be Filed with the SEC
In connection with the proposed merger, HCA will file a proxy statement with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES THERETO. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by HCA at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from HCA by directing such request to HCA Inc., Office of Investor Relations, One Park Plaza, Nashville, Tennessee 37203, telephone: (615) 344-2068.
HCA and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of HCA’s participants in the solicitation, which may be different than those of HCA stockholders generally, is set forth in HCA’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.